Exhibit 99.1

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheet

(in thousands)

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash on hand and due from banks	$5,185	$7,862
Overnight deposits with FHLB	—	527
Total cash and cash equivalents	5,185	8,389

Deposits held in other financial institutions	3,714	3,714
Securities available for sale	95,137	98,839
Securities held to maturity	650	650
Loans held for sale	—	430
Loans receivable, net of allowance for loan losses of $1,733,692 and $1,833,403 as of March 31, 2018 and December 31, 2017, respectively	188,593	191,503
Federal Home Loan Bank stock, at cost	1,636	1,636
Premises and equipment	5,253	5,552
Foreclosed real estate and other repossessed assets	602	652
Accrued interest receivable	1,054	1,033
Intangible assets	593	635
Deferred tax asset	1,842	1,690
Originated mortgage servicing rights	398	418
Bank owned life insurance	5,160	5,125
Other assets	646	981

Total assets	$310,463	$321,247

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$261,769	$270,307
Advances from Federal Home Loan Bank	15,099	16,648
Accrued expenses and other liabilities	1,400	1,350

Total liabilities	278,268	288,305

Stockholders’ equity:
Common stock ($0.01 par value 20,000,000 shares authorized 4,034,675 shares issued)	40	40
Additional paid-in capital	28,264	28,264
Retained earnings	8,822	8,612
Treasury stock at cost (307,750 shares)	(2,964)	(2,964)
Accumulated other comprehensive loss	(1,967)	(1,010)

Total stockholders’ equity	32,195	32,942

Total liabilities and stockholders’ equity	$310,463	$321,247

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Consolidated Statement of Income and Comprehensive Income

(in thousands)

	For the Three Months
	Ended March 31,
	2018	2017
	(Unaudited)
Interest income:
Interest and fees on loans	$2,225	$2,126
Interest and dividends on investments
Taxable	350	393
Tax-exempt	18	23
Interest on mortgage-backed securities	205	255
Total interest income	2,798	2,797
Interest expense:
Interest on deposits	224	245
Interest on borrowings	61	62
Total interest expense	285	307
Net interest income	2,513	2,490
Provision for loan losses	(84)	87
Net interest income after provision for loan losses	2,597	2,403
Non-interest income:
Service charges and other fees	209	220
Mortgage banking activities	91	100
Net gain (loss) on sale of premises and equipment, real estate owned and other repossessed assets	4	8
Net gain (loss) on sale of investment securities	—	18
Other	280	46
Total non-interest income	584	392

Non-interest expense:
Compensation and employee benefits	1,599	1,396
FDIC Insurance Premiums	31	38
Advertising	32	38
Occupancy	277	296
Amortization of intangible assets	42	48
Service bureau charges	137	129
Professional services	291	106
Collection activity	4	27
Real estate owned & other repossessed assets	6	36
Other	262	291
Total non-interest expense	2,681	2,405

Income before income tax expense	500	390
Income tax expense	104	—

Net Income	$396	$390

Other Comprehensive Income:
Unrealized gain on investment securities - available for sale securities - net of tax	$(957)	$373
Reclassification adjustment for gains realized in earnings - net of tax	—	(12)

Comprehensive Income	$(561)	$763

Per share data:
Net Income per share
Basic	$0.11	$0.10

Weighted average number of shares outstanding
Basic	3,726,925	3,726,925
Dividends paid per common share	$0.05	$0.04